INVESTMENT SUBADVISORY AGREEMENT

            INVESTMENT SUBADVISORY AGREEMENT, made this 3rd day of May, 2011, by and between CALVERT IMPACT FUND, INC., a Maryland corporation (the “Corporation”), and ATLANTA capital management, inc., a Georgia corporation (the "Subadvisor").

            WHEREAS, the Corporation is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), for the purpose of investing and reinvesting its assets in securities, as set forth in its Articles of Incorporation, its By-laws and its registration statements under the 1940 Act and the Securities Act of 1933 (the “1933 Act”), as amended; and the Corporation desires to desires to retain the Subadvisor to furnish it with certain investment advisory services as a subadvisor, in connection with the investment advisory activities provided by Calvert Asset Management Company, Inc. (the “Advisor”), on behalf of the Calvert Large Cap Growth Fund, a series of Calvert Impact Fund, Inc. and any additional series thereof, for which Schedules are attached hereto (each such series referred to individually as the "Fund"); and

            WHEREAS, the Subadvisor is an investment advisor registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering management, and investment advisory services to investment companies and desires to provide such services to the Fund;

            NOW, THEREFORE, in consideration of the promises and the terms and conditions hereinafter set forth, it is agreed as follows:

            1.         Services to be Rendered by the Subadvisor to the Fund.

                        (a) Investment Program. Subject to the control of the Fund’s Board of Directors ("Directors") and the Advisor, the Subadvisor at its expense continuously will furnish to the Fund an investment program for such portion, if any, of Fund assets designated by the Advisor from time to time. With respect to such assets, the Subadvisor will make investment decisions, which is subject to Section 1(g) of this Agreement, and will place all orders for the purchase and sale of portfolio securities. The Subadvisor will for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Advisor in any way or otherwise be deemed an agent of the Fund or the Advisor. In the performance of its duties, the Subadvisor will act in the best interests of the Fund and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, and Subchapter M of the Internal Revenue Code of 1986, as amended, (ii) the terms of this Agreement, (iii) the Fund's Articles of Incorporation, Bylaws and Registration Statement as from time to time amended, (iv) relevant undertakings provided to State securities regulators, (v) the stated investment objective, policies and restrictions of the Fund, and (vi) such other guidelines as the Directors or Advisor may establish. The Advisor shall be responsible for providing the Subadvisor with current copies of the materials specified in Subsections (a)(iii), (iv), (v) and (vi) of this Section 1.

                        (b) Availability of Personnel. The Subadvisor at its expense will make available to the Directors and Advisor at reasonable times its portfolio managers and other appropriate personnel, either in person, or, at the mutual convenience of the Advisor and the Subadvisor, by telephone, in order to review the Fund's investment policies and to consult with the Directors and Advisor regarding the Fund's investment affairs, including economic, statistical and investment matters relevant to the Subadvisor's duties hereunder, and will provide periodic reports to the Advisor relating to the investment strategies it employs.

                        (c) Expenses, Salaries and Facilities. The Subadvisor will pay all expenses incurred by it in connection with its activities under this Agreement (other than the cost of securities and other investments, including any brokerage commissions), including but not limited to, all salaries of personnel and facilities required for it to execute its duties under this Agreement.

                        (d) Compliance Reports. The Subadvisor at its expense will provide the Advisor with such compliance reports relating to its duties under this Agreement as may be agreed upon by such parties from time to time.

            (e) Valuation. The Subadvisor will assist the Fund and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Fund for which the Subadvisor has responsibility on a daily basis (unless otherwise agreed upon by the parties hereto) and at such other times as the Advisor shall reasonably request.

            (f) Executing Portfolio Transactions.

                                    i) Brokerage In selecting brokers and dealers to execute purchases and sales of investments for the Fund, the Subadvisor will use its best efforts to obtain the most favorable price and execution available in accordance with this paragraph. The Subadvisor agrees to provide the Advisor and the Fund with copies of its policy with respect to allocation of brokerage on trades for the Fund. Subject to review by the Directors of appropriate policies and procedures, the Subadvisor may cause the Fund to pay a broker a commission, for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction. If the first broker provided brokerage and/or research services, including statistical data, to the Subadvisor, the Subadvisor shall not be deemed to have acted unlawfully, or to have breached any duly created by this Agreement, or otherwise, solely by reason of acting according to such authorization.

                                    ii) Aggregate Transactions In executing portfolio transactions for the Fund, the Subadvisor may, but will not be obligated to, aggregate the securities to be sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies of the Fund, to the extent permitted by applicable laws and regulations. If the Subadvisor chooses to aggregate sales or purchases, it will allocate the securities as well as the expenses incurred in the transaction in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other clients involved in the transaction.

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(iii) Directed Brokerage.  The Advisor may direct the Subadvisor to use a particular broker or dealer for one or more trades if, in the sole opinion of the Advisor, it is in the best interest of the Fund to do so.

(iv) Brokerage Accounts.  The Advisor authorizes and empowers the Subadvisor to direct the Fund’s custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Subadvisor shall select as provided above.  The Subadvisor may, using such of the securities and other property in the Fund as the Subadvisor deems necessary or desirable, direct the Fund’s custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Subadvisor deems desirable or appropriate.

            (g) Social Screening. The Advisor is responsible for screening those investments subject to social screening ("Securities") to determine that the Securities investments meet the Fund's social investment criteria, as may be amended from time to time by the Directors. The Subadvisor will buy only those Securities which the Advisor determines pass the Fund's social screens.

            (h) Voting Proxies. The Subadvisor agrees to take appropriate action (which may include voting) on all proxies for the Fund's portfolio investments in a timely manner. Such action is subject to the direction of the Directors and Advisor and will be consistent with the social screens and criteria governing investment selection for the Fund.

            (i) Furnishing Information for the Fund's Proxies. The Subadvisor agrees to provide the Advisor in a timely manner with all information necessary, including the Subadvisor's certified balance sheet and information concerning the Subadvisor's controlling persons, for preparation of the Fund's proxy statements, as may be needed from time to time.

            2.         Books and Records.

a) In connection with the purchase and sale of the Fund's portfolio securities, the Subadvisor shall arrange for the transmission to the Fund's custodian, and/or the Advisor on a daily basis, of such confirmations, trade tickets or other documentation as may be necessary to enable the Advisor to perform its accounting and administrative responsibilities with respect to the management of the Fund.

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b) Pursuant to Rule 31a-3 under the 1940 Act, Rule 204-2 under the Investment Advisers Act of 1940 and any other laws, rules or regulations regarding recordkeeping, the Subadvisor agrees that: (i) all records it maintains for the Fund are the property of the Fund; (ii) it will surrender promptly to the Fund or Advisor any such records upon the Fund's or Advisor's request; (iii) it will maintain for the Fund the records that the Fund is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Fund for which the Subadvisor has responsibility under this Agreement; (iv) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund; and (v) the Fund or Advisor will provide the Subadvisor with a copy of any records removed by the Fund or Advisor from the location of the Subadvisor.

c) The Subadvisor represents that it has adopted a suitable Code of Ethics that covers its activities with respect to its services to the Fund.

3.         Exclusivity. Each party and its affiliates may have advisory, management service or other agreements with other organizations and persons, and may have other interests and businesses; provided, however, that during the term of this Agreement, the Subadvisor will not provide investment advisory services ("Services") to any other investment company registered under the 1940 Act ("Mutual Fund") investing in socially screened securities.

4.         Compensation. The Fund will pay to the Subadvisor as compensation for the Subadvisor's services rendered pursuant to this Agreement an annual Subadvisory fee as specified in one or more Schedules attached hereto and made part of this Agreement. Such fees shall be paid by the Fund. Such fees shall be payable for each month within 15 business days after the end of such month. If the Subadvisor shall serve for less than the whole of a month, the compensation as specified shall be prorated. The Schedules may be amended from time to time, provided that amendments are made in conformity with applicable laws and regulations and the Articles of Incorporation and Bylaws of the Fund. Any change in the Schedule pertaining to any new or existing series of Calvert Impact Fund, Inc. shall not be deemed to affect the interest of any other series and shall not require the approval of shareholders of any other series.

5.         Assignment and Amendment of Agreement. This Agreement automatically shall terminate without the payment of any penalty in the event of its assignment or if the Investment Advisory Agreement between the Advisor and the Fund shall terminate for any reason. This Agreement shall not be materially amended unless, if required by Securities and Exchange Commission rules and regulations, such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of Calvert Impact fund, Inc., who are not interested persons of the Fund, the Advisor or the Subadvisor.

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6.         Duration and Termination of the Agreement. This Agreement shall become effective upon its execution; provided, however, that this Agreement shall not become effective with respect to any series now existing or hereafter created unless it has first been approved (a) by a vote of the majority of those Directors of Calvert Impact Fund, Inc., who are not parties to this Agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of that series' outstanding voting securities. This Agreement shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 5) except as follows:

            (a) Calvert Large Cap Growth Fund may at any time terminate this Agreement without penalty with respect to any or all Funds by providing not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Advisor and the Subadvisor. Such termination can be authorized by the affirmative vote of a majority of the (i) Directors of Calvert Impact Fund or (ii) outstanding voting securities of the applicable series.

            (b) This Agreement will terminate automatically with respect to a series unless, by December 31, 2002, and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Directors of Calvert Impact Fund or the shareholders of such series by the affirmative vote of a majority of the outstanding shares of such series, and (ii) a majority of the Directors of Calvert Impact Fund, who are not interested persons of the Fund, Advisor or Subadvisor, by vote cast in person at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of any series for their approval and such shareholders fail to approve such continuance as provided herein, the Subadvisor may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

            (c) The Fund may at any time terminate this Agreement by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Subadvisor, and the Subadvisor may at any time terminate this Agreement with respect to any or all series by not less than 90 days written notice delivered or mailed by registered mail, postage prepaid, to the Fund and/or the Advisor, unless otherwise mutually agreed in writing.

Upon termination of this Agreement with respect to any Fund, the duties of the Advisor delegated to the Subadvisor under this Agreement with respect to such Fund automatically shall revert to the Advisor.

7.         Notification to the Advisor. The Subadvisor promptly shall notify the Advisor in writing of the occurrence of any of the following events:

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                        (a) the Subadvisor shall fail to be registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and under the laws of any jurisdiction in which the Subadvisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement;

                        (b) the Subadvisor shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; or

                        (c) a violation of the Subadvisor's Code of Ethics is discovered and, again, when action has been taken to rectify such violation; or

                        (d) any other event that might affect the ability of the Subadvisor to provide the services provided for under this Agreement.

8.         Definitions. For the purposes of this Agreement, the terms "vote of a majority of the outstanding Shares," "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

9.         Indemnification. The Subadvisor shall indemnify and hold harmless the Advisor, the Fund and their respective directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Subadvisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

            The Advisor shall indemnify and hold harmless the Subadvisor, the Fund, their respective directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Advisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or under its Investment Advisory Agreement with the Fund.

10.       Applicable Law and Jurisdiction. This Agreement shall be governed by Maryland law, and any dispute arising from this Agreement or the services rendered hereunder shall be resolved through legal proceedings, whether state, federal, or otherwise, conducted in the state of Maryland or in such other manner or jurisdiction as shall be mutually agreed upon by the parties hereto.

11.       Miscellaneous. Notices of any kind to be given to a party hereunder shall be in writing and shall be duly given if mailed, delivered or communicated by answer back facsimile transmission to such party at the address set forth below, attention President, or at such other address or to such other person as a party may from time to time specify.

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            Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

            IN WITNESS WHEREOF, and have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

Witness: Traci Goldt	CALVERT IMPACT FUND, INC.

BY: /s/Traci Goldt	BY: /s/ William H. Tartikoff

Witness: Deborah H. Bishop	ATLANTA capital management, inc.

BY: /s/Deborah H. Bishop	BY: /s/Richard England

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Schedule to the Investment Subadvisory Agreement

between Calvert Impact Fund, Inc.

and Atlanta Capital Management, Inc.

I.          As compensation pursuant to Section 4 of the Subadvisory Agreement, the Fund shall pay a monthly fee based on an annual rate of 0.45% on the first $1 billion of the Fund's average daily net assets and 0.425% on the Fund’s average daily net assets in excess of $1 billion (“Base Fee”).

II.                 Subadvisor may earn (or have its base fee reduced by) a performance fee adjustment ("Performance Fee"), payable monthly which shall vary with the Fund's performance over a "performance period" as compared to a "benchmark index" and will range from a minimum of -0.25% to a maximum of +0.25% based on the extent to which performance exceeds or trails the Standard & Poor’s 500 Composite Stock Price Index. The performance rate adjustment is 5.00% times the difference between the performance of the Fund and that of the benchmark index, except that there is no performance adjustment if the difference between the Fund performance and the benchmark index performance is less than or equal to 2%. The performance period is the most recent one-year period ending on the last day of the previous month that the New York Stock Exchange was open for trading.

III.               For purposes of calculating the performance fee, net assets are averaged over the rolling one-year performance period. For purposes of calculating the base fee, net assets are averaged over the most recent month of the rolling one-year performance period.

IV.              Subadvisor agrees to waive both the Base Fee and Performance Fee set forth above until October 1, 2011.

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